EXHIBIT 10(m)

LEASE AGREEMENT

        Made as of the 13th day of October, 2000 between COUGAR DEVELOPMENT, LLC, a Michigan limited liability company, of 1730 Three Mile Road, NE, Grand Rapids, Michigan, 49505 (“Landlord”), and WAMAR PRODUCTS, INC., a Michigan corporation, of 235 Central Avenue, Holland, Michigan (“Tenant”) and CLARION TECHNOLOGIES, INC., a Michigan corporation, also of 235 Central Avenue, Holland, Michigan (as “Guarantor”).

        Landlord leases to Tenant the Premises at the Rent during the Term for the Permitted Uses and under the terms and conditions of this Lease Agreement (the “Lease”) as follows (all capitalized terms not defined in Section 1 are later defined in this Lease):

1. SUMMARY OF TERMS AND DEFINITIONS

        1.1.        Premises. All of the real estate, together with all improvements located on and all rights appurtenant to, the real estate commonly known as 5041 68th Street, S.E., Caledonia, Michigan, as described on the attached Exhibit A.

        1.2.        Term. The term of this Lease shall be fifteen (15) years, commencing October 13, 2000 (the “effective date”). Provided that at the end of the term of this Lease, Tenant is not default of any term contained in it beyond any applicable notice and cure periods have the option to renew its tenancy for two additional successive terms of five (5) years each. The rent to be paid during such renewal period shall be under the same terms and conditions as set forth under paragraph 3 as if the Lease term had continued automatically. All other terms, conditions and covenants of the Lease during the renewal period will be as stated in the Lease.

        1.3.        Option to Purchase. Notwithstanding any other provisions of this Lease Agreement, and provided that Tenant is not in default of any term contained herein beyond any applicable notice and cure periods, at the end of the fifth year (the 60th month after the effective date) and through the end of the seventh year (the 84th month after the effective date hereof), Landlord hereby grants to Tenant an option to purchase the premises upon the following terms and conditions:

i.	Purchase Price. If Tenant exercises the option to purchase, the purchase price shall be the greater of the “appraisal price” as defined below, or a 15% increase over the original purchase price paid by the Landlord for the premises. The “appraisal price” shall be the appraised value of the property, which shall be determined by an appraiser selected jointly by the Landlord and the Tenant. If the Landlord and the Tenant cannot agreed on an appraiser, then Landlord and Tenant shall each select an appraiser and those two appraisers shall select a third appraiser for the purpose of appraising the premises. The average of the three appraisals shall then determine the appraisal price. The selection of the joint appraiser shall be completed within five (5) days after the exercise of the purchase option, and if the parties cannot agree, the selection of individual appraisers with the selection of the third appraiser by the individually selected appraisers shall be completed within fifteen (15) days of the exercise of the option. The appraisals shall be completed within thirty (30) days of the exercise of the option; provided, however, for good cause shown, this period may be extended an additional 15 days. Following the completion of the appraisals and determination of the appraisal price, the purchase price shall then be established as the greater of the appraisal price or the sum of the original purchase price paid by the Landlord for the property plus an additional 15% of the original purchase price (the sum total of the original purchase price plus 15% of said price which the parties hereby agree is a total of $3,300,000.) If during the time period prior to the exercise of this option to purchase Tenant has paid for the installation of water and sewer utilities pursuant to paragraph 5 hereof, then Tenant shall be able to deduct such payments from the purchase price as established hereby.

ii.	Exercise of the Option. If Tenant exercises the option to purchase, Tenant must give notice, in writing to Landlord, not less than thirty (30) days prior to the end of the 84th month of the term of this Lease. Notice shall be given as provided for herein. Failure to exercise the option as provided for herein will result in the option becoming null and void.

        1.4.        Rent.

i.	Base Rent. The Lessee shall pay the Lessor $380,004.00 per year as base rent for the premises, in equal monthly installments of $31,667.00, staring on the commencement date. Monthly installments of rent shall be due and payable in advance on the thirteenth day of each calendar month. Rent for any partial month of occupancy shall be prorated. Rent shall be paid to the Lessor at the address shown above or any other place designated in writing by the Lessor. Rent shall increase one (1) percent annually on the anniversary of the effective date of this Lease as set forth in paragraph 1.2.

ii.	Additional Rent. The Lessee shall be responsible for the payment of all the taxes (in accordance with the provisions of Section 6) and insurance on the premises as required by this Lease and all the utility services for the premises, including water, sewer, gas, electricity, heat and other services delivered to the premises. The Lessee shall pay for all other services delivered to the premises. The Lessee shall pay for all other services contracted for by the Lessee as soon as an invoice is presented so that no past due accounts arise with respect to the premises. In addition, any fees, costs or expenses incurred by the Lessor for enforcing the Lessee’s obligations under this Lease, including reasonable attorney fees, provided that Lessor shall be the prevailing party, shall be additional rent owing under the Lease and shall be immediately due and payable by the Lessee. In the event that the Lessor brings an action against Lessee and Lessee is the prevailing party, then Lessor shall owe Lessee reimbursement of any fees, costs or expenses incurred in defending such action, including reasonable attorney fees.

        1.5.        Utilities. Tenant is responsible for all utilities to the Premises in accordance with Section 5.

        1.6.        Taxes and Assessments. Tenant is responsible for (or at Landlord’s election shall reimburse Landlord for) all taxes and installments of assessments on the Premises in accordance with Section 6.

        1.7.        Maintenance. Tenant is responsible for those repairs, replacements and maintenance to the Premises in accordance with Section 7.

        1.8.        Insurance. Tenant is responsible for all insurance covering the Premises in accordance with Section 9.

        1.9.        Leasehold Improvements. Tenant accepts the Premises and all improvements “AS IS.” Landlord is responsible for no leasehold improvements.

        1.10.      Permitted Uses. Light industrial, warehousing and related office purposes, all as permitted under applicable laws.

2. DELIVERY AND ACCEPTANCE OF PREMISES

        2.1.        The Term shall begin on the Commencement Date and end after the Term, subject to earlier termination as provided in this Lease. Landlord is providing Tenant no leasehold improvements, except as currently exist in the Premises as to which no warranties, expressed or implied, are made, Tenant accepting the Premises “AS IS.”

        2.2.        If the Premises include any personal property and/or equipment, Landlord shall not be considered the vendor of such and Landlord makes no warranties, expressed or implied, including any warranties of marketability or fitness for use (all of which are expressly disclaimed) and Tenant accepts all such property and equipment “AS IS.” As to any machinery or equipment which is part of the Premises, Tenant shall pay all ad valorem personal property taxes billed against such during the Term.

3. USE AND QUITE ENJOYMENT OF PREMISES

        Tenant shall use the Premises during the Term solely for Permitted Uses and for no other purpose without the prior written consent of Landlord. Tenant shall, at its expense, comply with all applicable laws (including those relating to environmental, toxic or regulated substances or materials) relating to the Premises and/or Tenant’s activities on or about the Premises. Tenant shall not keep or permit to be kept any property on or about the Premises or conduct any activity which exceeds the Premise’s rated capacities or is prohibited by any applicable insurance. Landlord agrees that Tenant, while not in Default (as defined in Section 12) under this Lease, shall occupy and enjoy the Premises throughout the Term without hindrance by Landlord or any persons claiming under Landlord subject only to this Lease and any mortgage to which this Lease is subordinate and to Landlord’s right to show the Premises (without material interference with Tenant’s use of the Premises) to prospective purchasers of the Premises and to prospective tenants of the Premises. Landlord’s current lender will provide a non-disturbance agreement at closing as a condition of this Lease Agreement. Tenant will agree to any reasonable form of subordination requirement of the current lender in return for the non-disturbance agreement.

4. OBLIGATIONS AND MANNER OF PAYMENT

        4.1.        Tenant shall pay to Landlord total Base Rent equal to the Base Rent times the years in the Term. Unless in Default, Tenant shall pay such Base Rent on or before the thirteenth day of each calendar month during the Term in the amount of the Monthly Installment.

        4.2.        On each anniversary date of the Commencement Date, the Base Rent shall be increased by an amount equal to one (1%) percent over the prior year’s base rent.

        4.3.        All payments to Landlord shall be delivered to Landlord at the address on the first page of this Lease or to such other address as Landlord shall designate in writing from time to time. All Payment Obligations constitute independent obligations of the Tenant and shall be paid by Tenant without right of deduction or offset and shall, unless otherwise elected by Landlord, survive the termination of this Lease. Past due rent shall be assessed a late charge of seven hundred fifty ($750.00) dollars to offset Landlord’s increased administrative expenses, which late charge shall be due and payable on the fifth day after which the Payment Obligation was due and remains unpaid. Payment Obligations more than five days past due shall be deemed involuntary extensions of credit by Landlord to a business entity and shall bear interest at the lesser of the prime rate of interest as reported by The Wall Street Journal plus two percent (2%) or the highest rate allowed by law (the “Interest Rate”).

5. UTILITIES

        Tenant shall provide all utilities to the Premises, including electricity, gas, water and sewer and janitorial services (and waste disposal). Tenant shall have all utilities to the Premises metered in its own name and shall pay all charges and deposits for those utilities. Tenant shall use utilities and mechanical systems only within the capacity of existing Premises’ systems. Landlord shall not be liable for damages resulting from utilities interruptions caused by casualty, accident, labor dispute, the making of necessary repairs or improvements to the Premises or any cause beyond the reasonable control of Landlord nor shall any interruptions be deemed an actual or constructive or partial eviction nor result in any abatement of the Payment Obligations. Tenant and Landlord further specifically acknowledge and agree that Tenant is responsible for future sewer and water assessments during the term of the lease (or any extension thereof) and shall be required to hook up and pay for the hooking up (in addition to any other assessments) to sewer and water improvements when made available during the term of the lease (or any extension thereof). If the assessments and fees are payable in installments, then Tenant shall be required to make payments of such installments only during the term of the Lease or any extension thereof.

6. TAXES

        Tenant shall pay, prior to the imposition of any penalty or interest: (a) all real and personal property taxes, special assessments and other governmental charges of any kind which become a lien or payable or both prior to or during the Term and which are levied against the Premises (and any personal property and/or equipment leased with the Premises) or the leasehold estate under this Lease; and (b) all taxes, levies and charges in replacement of or in addition to the above, which are measured or calculated in whole or in part by, or based upon, the Premises, an interest in the Premises, or the revenue or income generated from the Premises. However, Tenant shall not be liable for any tax on Landlord’s net income from the Premises and Tenant may elect to pay special assessments in installments, in which event Tenant shall be responsible only for those installments falling due during the Term. Upon demand, Tenant shall provide Landlord with evidence acceptable to Landlord that such taxes, assessments and charges have been timely paid. Tenant’s obligations hereunder include specifically the obligation to pay any charges and/or assessments including special Assessments arising from the Caledonia Sewer and water improvement project. Notwithstanding the foregoing requirements of Section 6, Tenant shall not be responsible for any increase in taxes caused by a “transfer of ownership” as defined under the Michigan General Property Tax Act where such tax increase arising from a transfer of ownership occurs as the result of a sale by the Landlord to a third party during the term of this lease or any extension thereof.

7. MAINTENANCE, REPAIRS AND ALTERATIONS

        7.1.        Tenant shall maintain and make all repairs, alterations and replacements (internal and external, including structural) necessary to maintain the Premises in good condition and in compliance with all applicable laws, regulations, ordinances and codes (all as reasonably determined by Landlord from time to time) and shall surrender the Premises when required by this Lease in like condition as when taken, reasonable use and wear and fully insured casualties excepted. Tenant shall also be responsible for all repairs and replacements to the Premises required due to the neglect or willful act of Tenant, its employees, agents, contractors or invitees. Landlord may perform any of Tenant’s maintenance, repair or replacement responsibilities if, after reasonable written notice to Tenant, Tenant has not promptly completed such and Tenant shall reimburse Landlord in the amount of 115% of all costs incurred within ten (10) days after receipt of Landlord’s invoice. All such invoices shall constitute Payment Obligations.

        7.2.        Tenant shall not make any structural alterations, improvements and additions (including signage) of any kind to the Premises in excess of $25,000 per item without Landlord’s prior written consent, which shall not be unreasonably withheld. All alterations, improvements and additions which are not movable trade fixtures shall be the property of Landlord and shall remain upon and be surrendered with the Premises, unless Landlord requests removal, in which case Tenant shall remove the designated alterations, improvements and additions and repair any damages resulting from such removal.

        7.3.        Tenant shall not use, store, generate, treat, or dispose of any Hazardous Substance (as defined below) on the Premises or in, on or about the Premises, or cause, suffer, or permit the same to be done by any person, except in full compliance with all Environmental Laws (as defined below). This provision shall not apply to migration from off site sources onto the premises. “Hazardous Substance” means any substance, the manufacture, use, treatment, storage, transportation, or disposal of which is considered hazardous or is regulated by any law or regulation having as its object the protection of public health, natural resources, or the environment, including, by way of illustration only and not as a limitation, the following: the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Toxic Substances Control Act; the Federal Water Pollution Control Act; the Michigan Water Resources Commission Act; and the Michigan Solid Waste Management Act; as each of such acts shall be amended, from time to time (“Environmental Laws”). In the event that any Hazardous Substance is discovered to exist on or in or have been generated, disposed or released from the Premises by Tenant, including any now existing, and whether such discovery is made during the Term or at any later time, Tenant shall, at its sole cost and expense, take all steps necessary to remove and properly dispose of such Hazardous Substance and cleanup or repair any resulting contamination or damage in full compliance with all Environmental Laws (this provision shall not apply to migration from off site sources onto the site). Tenant shall defend, indemnify and hold Landlord harmless from and against any liabilities, including judgments, court costs, and actual attorney fees claimed or asserted against or sustained by Landlord, and any damages suffered by Landlord, including any decrease in value of the Premises, resulting from Tenant’s failure to fully comply with the provisions of this Section. The obligations of Tenant under this Section shall survive the expiration or other termination of this Lease.

8. DAMAGE BY FIRE OR OTHER CASUALTY

        8.1.        If, during the Term, the Premises are partially or totally destroyed by fire or other casualty so as to become partially or totally untenantable and Landlord’s mortgagees allow the use of any resulting insurance proceeds for repairs or rebuilding, then Tenant shall immediately commence and expeditiously complete all such repairs and rebuilding, restoring the Premises to the value, condition and character of the Premises immediately prior to the occurrence of the fire or other casualty (with such changes as Landlord shall approve in writing). For the purposes of repairing and restoring the Premises (but not to repair or restore any of Tenant’s trade fixtures, equipment or personal property or any alterations, additions, replacements or improvements made by Tenant to the Premises), Tenant shall have available to it the insurance proceeds resulting from the fire or other casualty (under typical construction lending disbursement criteria) with any excess proceeds to be retained by Landlord. There shall be no abatement of Tenant’s Payment Obligations or other obligations under this Lease during the reconstruction period. Tenant shall have no right for damages for loss of business.

        8.2.        Notwithstanding Section 8.1, if the Premises or the improvements on the Premises shall be partially or totally destroyed by fire or other casualty and: (a) the full cost of restoring such to the condition prior to such damage is not covered by insurance proceeds; (b) such cost shall equal or exceed thirty percent (30%) its fair replacement value immediately prior to the damage; or (c) such restoration is reasonably estimated by a qualified contractor to take more than 180 days, then in each such case Tenant may terminate this Lease within thirty (30) days after the damage. Rental shall not abate until such time as Tenant shall terminate the Lease Agreement, and all lease payments shall continue until said time. If insurance benefits are not available to cover the cost of restoring the premises in the manner provided for herein, Landlord shall be under no obligation to rebuild and restore said premises.

9. INSURANCE AND SUBROGATION

        9.1.        Tenant shall, at its expense, maintain during the Term fire and extended coverage insurance with an all-risk endorsement for the full insurable replacement cost of the Premises (excluding foundations) and otherwise as reasonably acceptable to Landlord subject, if Tenant so elects, to a “deductible’ or self insurance in an amount reasonably approved by Landlord.

        9.2.        Tenant shall, at its expense, maintain during the Term a policy or policies of comprehensive general liability insurance for claims of personal injury or death and property damage occurring in, about or as a result of the use of the Premises, with such coverage and in such amount as from time to time typically obtained by owners of properties such as the Premises (but as of the Commencement Date with minimum single limits of coverage for any one occurrence of $1,000,000), which insurance may provide for a “deductible” or self insurance in an amount reasonably approved by Landlord. Such insurance shall provide it is primary coverage and not excess over or contributory with any other insurance coverage.

        9.3.        All insurance policies required under Sections 9.1 and 9.2: (a) shall name Landlord, Tenant and any of Landlord’s mortgagees as insureds; (b) shall be payable to Landlord (or Landlord’s mortgagee as Landlord may direct) as to insurance under Section 9.1 and to discharge the liability insured against as to insurance under Section 9.2; (c) shall be purchased from companies reasonably satisfactory to Landlord; (d) may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of required insurance is not diminished; and (e) contain each insurers’ binding agreement that it will give to Landlord and any of Landlord’s mortgagees thirty (30) days’ prior written notice of any alteration, termination or cancellation of coverage.

        9.4.        Tenant waives all claims against Landlord in respect of, and agrees to indemnify, defend and hold Landlord harmless from any liability or loss (including actual attorneys’ fees) in connection with, damage (actual or alleged) to any property (including, without limitation documents, files and work product) or injury to or death of any person (actual or alleged) in, upon or about the Premises arising at any time and from any cause (excluding the negligence of Landlord, its employees, agents or contractors) in, upon or about the Premises arising at any time. Any indemnification under this Section shall constitute Payment Obligations payable upon demand. Any insurance maintained by either party shall contain a clause or endorsement under which the insurer waives all rights of subrogation against the other party, its agents or employees, with respect to losses payable under the policy.

        9.5.        Tenant shall, at its expense, maintain during the Term insurance providing Landlord in the case this Lease is terminated under Section 8 with payment of the Payment Obligations under this Lease for a period of twelve (12) months beyond the date Tenant is liable for such. Such insurance shall be made payable to Landlord and otherwise comply with Section 9.3(c) and (e).

10. EMINENT DOMAIN

        If all or any part of the Premises is taken under the power of eminent domain by (or conveyed in lieu of such exercise to) any public authority, then Tenant’s obligations as to the part so taken as of the date of taking shall terminate. In the case of a partial taking, Tenant may terminate this Lease by notice within thirty (30) days after the taking if the portion of the Premises taken substantially prevents Tenant’s use of the balance of the Premises for any Permitted Use. In the case of a partial taking where this Lease is not terminated, all Payment Obligations shall abate based on the rentable square footage taken from the building(s) on the Premises and Landlord shall restore the balance of such building(s) to a reasonably tenantable condition. All damages awarded for any taking of all or any part of the Premises shall belong to Landlord, whether as compensation for diminution in value of the leasehold or of Landlord’s fee interest. Landlord shall not be entitled to any separate award made to Tenant for removal and reinstallation of Tenant’s fixtures, for moving expenses or for loss of business. Rental shall not abate until such time as Tenant shall terminate the Lease Agreement, and all lease payments shall continue until said time. If condemnation proceeds are not available to cover the cost of restoring the premises in the manner provided for herein, Landlord shall be under no obligation to rebuild and restore said premises.

11. ASSIGNMENT AND SUBLETTING

        Tenant shall not assign this Lease or sublease all or any part of the Premise, without Landlord’s prior written consent which will not be unreasonably withheld or delayed; provided that Tenant may freely assign this Lease or sublease all or a part of the premises to (1) any affiliated entity or (ii) any buyer of all or substantially all of its assets. Any improper assignment or subletting shall be void and at the option of Landlord shall terminate this Lease. No such assignment or subletting shall relieve Tenant of any of its obligations under this Lease.

12. EVENTS OF DEFAULT AND LANDLORD’S REMEDIES

        12.1.      The occurrence of any one or more of the following “Events of Default” shall put Tenant in “Default” under this Lease and be a material breach by Tenant: (a) Tenant shall fail to pay any amount to Landlord when due which failure continues for ten (10) days after Landlord gives notice to Tenant; (b) Tenant shall fail to perform any other covenant or agreement in this Lease, which failure continues for thirty (30) days after Landlord gives notice to Tenant (except said 30 day period shall be extended so long as Tenant commences to cure said default within the 30 days period and is proceeding diligently to completion); or (c) Tenant shall make a general assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts as they become due; or shall file (or have filed against it without dismissal in 30 days) a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or it shall be adjudicated insolvent or bankrupt; or a receiver, trustee, custodian or other similar official shall be appointed for it or for all or any substantial part of its property; or it shall have a substantial part of its property attached, executed upon or otherwise impressed with a lien in favor of one or more creditors and such is not be vacated or discharged within ten (10) days.

        12.2.      Upon the occurrence of any Event of Default, in addition to any other remedies provided by law, Landlord may terminate this Lease, or Landlord may without terminating this Lease re-enter the Premises and dispossess Tenant or any other occupant of the Premises and remove Tenant’s effects and relet the Premises for the account of Tenant for such rent and on such terms as shall be satisfactory to Landlord, crediting the actual proceeds (after deducting the costs and expenses of reentry, alterations and additions and the expense of reletting) to the unpaid amounts due under the Lease during the remainder of the Term and Tenant shall remain liable to Landlord for the balance owed. Upon any Event of Default, Tenant shall pay to Landlord all expenses incurred in the administration or enforcement of this Lease, including, if litigation is commenced in the matter, reasonable attorneys’ fees; provided, however, that in the event litigation is commenced and Tenant shall become the prevailing party, then Landlord shall be obligated to pay Tenant’s reasonable attorney fees.

        12.3.      Upon termination of this Lease as a result of an Event of Default, Landlord shall be entitled to money judgment against Tenant in the amount of the aggregate of the following: (a) all unpaid Payment Obligations due on or before the date of termination, together with interest at the Interest Rate; (b) the excess, if any, of all Payment Obligations over the fair rental value of the Premises, which would come due after the date of termination but for the termination, reduced to present value using as a discount factor the discount rate of the Federal Reserve Bank of Chicago in effect at the time of judgment; and (e) any other amount necessary to compensate Landlord for all the detriment which was proximately caused or which in the ordinary course of business would likely result as a consequence of Tenant’s failure to perform its obligations in this Lease.

        12.4.      No Payment by Tenant or receipt by Landlord of a lesser amount than the total amount then due and payable shall be deemed to be other than on account, nor shall such be deemed an accord and satisfaction. Landlord may accept any payment without prejudice to any outstanding demand or action for possession, notice of default or notice of termination. No payment by Tenant after termination of this Lease shall reinstate this Lease or extend the Term or waive or affect any notice given or proceedings commenced. Landlord and Tenant waive trial by jury in connection with any proceedings for possession of the Premises and in connection with any other matters which may be determined in such proceedings.

13. HOLDING OVER IN POSSESSION

        If Tenant shall retain possession of any part of the Premises beyond the expiration or termination of this Lease, such shall be presumed to be against Landlord’s will unless Landlord’s prior written consent shall have been obtained. Such tenancy shall be subject to all provisions of this Lease except that, if Landlord’s prior written consent was not obtained, Tenant shall pay for each day that Tenant holds possession of any part of the Premises 150% of the Base Rent for the last month of the term of this Lease. Landlord’s acceptance of such rent shall not be consent to Tenant’s possession. In the event Landlord gives written consent to Tenant to hold over in possession, such tenancy shall be month to month and otherwise upon such terms and conditions (including rent) as Landlord shall specify in its written consent.

14. RIGHTS OF LANDLORD’S MORTGAGEES

        Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any “Mortgage” (which term shall include a deed of trust or any other security device serving a similar function) upon the Premises, provided that no default by Landlord under such Mortgage shall affect Tenant’s quiet enjoyment of the Premises so long as Tenant timely performs all of its obligations in this Lease. If Landlord shall furnish to Tenant a form of subordination, attornment and non disturbance agreement which is consistent with this Section, Tenant shall promptly execute and deliver such agreement to Landlord.

If Landlord or any holder of a Mortgage upon the Premises furnishes to Tenant an estoppel letter requesting information regarding the current status of this Lease, Tenant shall furnish all such information in the form requested within ten (10) days after receipt of such request. If Tenant shall fail to execute and deliver any document as required by this Section, Landlord is empowered as Tenant’s attorney-in-fact to execute and deliver the same for and in the name of Tenant.

15. RESERVATION OF RIGHTS BY LANDLORD

        15.1.      Landlord and its agents shall have the right to enter the Premises at all reasonable hours upon at least 24 hours advance notice or at any time in case of emergency to inspect or make any repairs, alterations, improvements or additions which Landlord may deem necessary or desirable and Landlord shall be allowed to take all material into the Premises as may be required for such purpose.

        15.2.      In the event of any sale or transfer (by operation of law or otherwise) of the Premises, Landlord shall be relieved from all obligations of Landlord under this Lease, except for such as shall have arisen during Landlord’s period of ownership. If Landlord fails to timely perform any obligation in this Lease and as a consequence, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the interest of Landlord in the Premises and Landlord shall not be liable for any deficiency. Tenant shall not offset any claim or judgment against the Payment Obligations.

        15.3.      Landlord shall not be responsible or liable to Tenant for any loss or damage occasioned by or through acts or omissions of persons occupying areas in any part of the Premises or for loss or damage resulting from any burst, stopped or leaking utility pipe, falling plaster or explosion, nor shall Landlord be responsible for loss of or damage to any property of Tenant, its employees, invitees or licensees (unless due to the gross negligence or willful misconduct of Landlord or its employees) and no such occurrence shall be deemed to be an actual or constructive eviction from the Premises or result in any abatement of the Payment Obligations.

16. MISCELLANEOUS

        16.1.      The Lessee’s Liability. All the Lessee’s personal property, including trade fixtures, on the premises shall be kept at the Lessee’s sole risk, and the Lessor shall not be responsible for any loss of business or other loss or damage that is occasioned by the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the premises.

        16.2      Indemnity. The Lessee agrees to indemnify and defend the Lessor for any liability, loss, damage, cost or expense (including attorney fees) based on any claim, demand, suit or action by any party with respect to any personal injury (including death) or property damages, from any cause, with respect to the Lessee or the premises, except for liability resulting from the intentional acts or negligence of the Lessor or its employees, agents, invitees, or business visitors.

        16.3      Notice. Whenever this Lease provides for notice, such shall be in writing and effective when delivered to a party at the address on page one of this Lease or to such other address as designated from time to time by means of notice to the other party. If notice is sent (rather than delivered) by overnight courier or mailed by certified mail, return receipt requested, postage prepaid and properly addressed, it shall be deemed delivered on the following business day.

        16.4      Entire Agreement. This Lease, with the attached Exhibit A, constitutes the entire agreement between Landlord and Tenant with reference to the Premises. If any provision of this Lease shall be held invalid or unenforceable, the remaining provisions shall not be affected. This Lease may be amended only in writing. This Lease shall be binding upon and shall be to the benefit of Landlord, Tenant and their respective successors and assigns. This Lease does not create a joint venture or partnership between Landlord and Tenant. No waiver of performance of any agreement in this Lease shall be binding against the party alleged to have waived unless the waiver shall be in writing. No waiver shall be extended by implication, custom or practice to any situation or circumstance not expressly described and shall not be interpreted as applying to any obligations of a recurring nature, unless so stated with particularity.

        16.5.      Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Michigan.

17. GUARANTEE

        Clarion Technologies, Inc. is executing this Lease Agreement as a guarantor for the performance of all obligations and payments required of Wamar Products, Inc. (Tenant) under this Lease Agreement. Clarion Technologies, Inc. (Guarantor) does hereby agree to obligate itself as Guarantor and surety for all of the obligations, payments and requirements of the Tenant hereunder.

18. RIGHT OF FIRST REFUSAL

        In the event that the Landlord shall enter into a bona fide agreement for the purchase and sale of the premises during the term of this lease (or any extension thereof), Landlord shall provide to Tenant a right of first refusal to purchase the property under the same terms and conditions as the bona fide offer accepted by the Landlord. Tenant shall indicate whether or not it chooses to exercise this right of first refusal by providing notice to Landlord in writing in the manner provided for in paragraph 16.3 hereof within five (5) business days of the notification by Landlord of the provisions for the sale and purchase of the premises to a third party. Failure to provide notice of exercise of the right of first refusal within said time period shall complete and forever bar any claim of the Tenant or Guarantor under this provision and such right of first refusal shall be deemed to be null, void and of no further force and effect.

19. EXPANSION

        Both parties to this lease agree that it may be in their mutual best interests to expand the leased facility at a future date. The Landlord and Tenant believe that by modifying certain portions of the property, it may be possible to construct an addition with 20,000 square feet of space contiguous to the existing facility. If the parties agree to expand the facility they will work together to: (a) design any such addition to meet the operational needs of the tenant by providing for the appropriate type of space and the appropriate infrastructure at the time the addition would be constructed; (b) negotiate appropriate lease rates for any such addition to meet the financial needs of the Landlord and Tenant; (c) provide appropriate returns for the Landlord’s investment; and, (d) maintain the future marketability of the property. Neither party shall be obligated to the expansion if in their sole discretion the addition is not in the mutual best interests of both the Landlord and the Tenant. The lease agreement for any expansion to this facility shall be handled as an amendment to this Lease Agreement. Should the Landlord and Tenant not agree to an expansion of the facility by at least 20,000 square feet by the end of the fifth year of the lease term, then Landlord shall have a “put” option to require Tenant to purchase the leased facility. The aforesaid “put” option shall commence at the end of the 60th month hereof, provided, however, that Landlord shall have requested that Tenant agree to an expansion of the facility by at least 20,000 square feet, and shall continue in effect through the end of the 7th year (the 84th month following the effective date hereof) of the lease term. The purchase price shall be the greater of the appraisal price (determined in exactly the same manner as described with respect to Lessee’s option to purchase set forth in paragraph l.3.i) or the sum of the Landlord’s original purchase price plus 15% which the parties agree is the sum of $3,350,000. If during the time period prior to the exercise of this put option Tenant has paid for the installation of water and sewer utilities pursuant to paragraphs hereof, then Tenant shall be able to deduct such payments from the purchase price as established hereby.

        The parties have executed and delivered this Lease as of the date on the top of page one.

Landlord: COUGAR DEVELOPMENT, LLC		Tenant: WAMAR PRODUCTS, INC.
By:	/s/ James A. Dykema James A. Dykema for Developers, Inc., Member	By: Its:	/s/ David Selvius CFO

Guarantor: CLARION TECHNOLOGIES, INC.
By: Its:	/s/ David Selvius CFO

EXHIBIT A

PARCEL A

That part of the East 1/2 of the Southwest 1/4 of Section 6, Town 5 North, Range 10 West, Caledonia Township, Kent County, Michigan described as: Commencing at the South 1/4 corner of said Section 6; thence North 90 degrees 00 minutes West 683.00 feet along the South line of said Section 6 to the Point of Beginning; thence North 90 degrees 00 minutes West 355.00 feet; thence North 00 degrees 00 minutes West 222.00 feet; thence South 90 degrees 00 minutes East 42.00 feet; thence North 00 degrees 00 minutes West 602.27 feet; thence South 90 degrees 00 minutes East 313.00 feet; thence South 00 degrees 00 minutes East 824.27 feet to the Point of Beginning. Together with and subject to a 20.00 foot wide drainage easement, the centerline of which is described as: Commencing at the South 1/4 corner of said Section 6; thence North 90 degrees 00 minutes West 1016.0 feet along the South line of said Section 6; thence North 00 degrees 00 minutes West 217.0 feet to the Point of Beginning for said centerline; thence North 59 degrees 22 minutes West 160.00 feet; thence North 88 degrees 39 minutes West 160 feet, more or less, to a point in the centerline of an existing drainage ditch, said point being 302.4 feet, more or less, North of the South line of said Section 6 and the point of ending for said centerline.

PARCEL B

That part of the Southwest 1/4, Section 6, Town 5 North, Range 10 West, Caledonia Township, Kent County, Michigan described as: Beginning at a point on the South line of said Southwest 1/4 which is North 89 degrees 56 minutes 52 seconds West 669.92 feet from the South 1/4 corner of Section 6; thence North 89 degrees 56 minutes 52 seconds West 13.08 feet along said South line; thence North 00 degrees 03 minutes 08 seconds East 824.27 feet; thence South 89 degrees 56 minutes 52 seconds East 2.00 feet; thence South 00 degrees 03 minutes 08 seconds West 506.98 feet along the Westerly right of way line of Kon-Krete Drive (86.00 feet wide); thence Southerly 211.69 feet along said Westerly line on a 4043.00 foot radius curve to the left, the chord of which bears South 01 degree 26 minutes 52 seconds East 211.67 feet; thence South 02 degrees 56 minutes 52 seconds East 105.84 feet along said Westerly line to the place of beginning.

PARCELS A AND B combined are described as:

That part of the East 1/2 of the Southwest 1/4 of Section 6, Town 5 North, Range 10 West, Caledonia Township, Kent County, Michigan, described as: Commencing at the South 1/4 corner of said Section 6; thence North 90 degrees 00 minutes West 669.92 feet along the South line of said Section 6 to the Point of Beginning; thence North 90 degrees 00 minutes West 368.08 feet; thence North 00 degrees 00 minutes West 222.00 feet; thence South 90 degrees 00 minutes East 42.00 feet; thence North 00 degrees 00 minutes West 602.27 feet; thence South 90 degrees 00 minutes East 315.00 feet; thence South 00 degrees 00 minutes East 506.98 feet along the Westerly right of way line of Kon-Krete Drive (86.0 feet wide); thence Southerly 211.69 feet along said Westerly line on a 4043.00 foot radius curve to the left, the chord of which bears South 01 degree 30 minutes East 211.67 feet; thence South 03 degrees 00 minutes East 105.84 feet along said Westerly line to the Point of Beginning. Together with and subject to a 20.00 foot wide drainage easement, the centerline of which is described as: Commencing at the South 1/4 corner of said Section 6; thence North 90 degrees 00 minutes West 1016.00 feet along the South line of said Section 6; thence North 00 degrees 00 minutes West 217.0 feet to the Point of Beginning for said centerline; thence North 59 degrees 22 minutes West 160.00 feet; thence North 88 degrees 39 minutes West 160 feet, more or less, to a point in the centerline of an existing drainage ditch, said point being 302.4 feet, more or less, North of the South line of said Section 6, and the point of ending for said centerline.

FIRST AMENDMENT TO LEASE AGREEMENT

        This First Amendment to Lease Agreement is made by and between the parties thereto, COUGAR DEVELOPMENT COMPANY, LLC, a Michigan limited liability company, of 1730 Three Mile Road, NE, Grand Rapids, Michigan 49505 (“Landlord”) and CLARION TECHNOLOGIES, INC., a Michigan corporation, of 235 Central Avenue, Holland, Michigan, as tenant (“Clarion”), in its capacity as successor to WAMAR PRODUCTS, INC., a Michigan corporation (“Wamar”) and is made in consideration of the following undertakings and agreements of the parties, as follows:

RECITALS

        Cougar Development Company, LLC, as Landlord, Wamar Products, Inc., as Tenant, and Clarion Technologies, Inc., as Guarantor, entered into a Lease Agreement, which Lease Agreement was effective as of October 13, 2000.

        Clarion Technologies, Inc. (formerly “Guarantor” under the aforesaid Lease Agreement) is the successor corporation to Wamar Products, Inc.

        Clarion Technologies, Inc. wishes to be substituted for Wamar Products, Inc. as Tenant under the original Lease Agreement, while agreeing to be bound by all of the term and conditions of such Lease Agreement except as amended hereby.

        Clarion has also sought an adjustment to the Base Rent provided for under the original Lease Agreement.

        Landlord is agreeable to the substitution of Clarion as tenant under the aforesaid Lease Agreement and to the adjustment in Base Rent upon the terms and conditions provided for in this First Amendment to Lease Agreement, and the parties are desirous of placing the amendment in writing as hereinafter set forth.

        1.        Substitution of Clarion as Tenant. Landlord and Clarion mutually agree that Clarion is the successor corporation to Wamar and is, and therefore shall become, the primary and only obligor on the Lease. Clarion agrees to be bound by all the terms and conditions of the existing Lease Agreement, except as modified hereby, and Landlord agrees that Clarion shall, therefore, be substituted as and become the primary and only obligor under the Lease Agreement.

        2.        Continuation and Reaffirmation of Existing Lease Agreement. Landlord and Clarion mutually agree that, except as otherwise modified specifically by this Amendment, all other terms and conditions of that certain Lease Agreement between these parties dated October 13, 2000 (“Lease”), shall continue, remain in full force and effect and are hereby reaffirmed by each of the parties hereto.

        3.        Guaranty. Landlord and Clarion acknowledge that Clarion is the successor to Wamar and is, therefore, the primary and only obligor on the Lease. In addition, because Clarion has succeeded Wamar as tenant, Clarion’s guaranty contained in the Lease is terminated as of the date Clarion succeeded to Wamar’s obligations under the Lease.

        4.        Amendment. Paragraph I.4.i of the Lease Agreement pertaining to Base Rent shall be amended to read as follows:

i. Base Rent. The Lessee shall pay the Lessor $380,004.00 per year as base rent for the premises, in equal monthly installments of $31,667.00 starting on October 13, 2000, which Base Rent shall be subject to the one (1%) percent annual increase provided for in this Lease Agreement.

For each lease year commencing 2002-2003 through the lease year 2004-2005, such Base Rent shall be established by calculation of the 1% annual increase to establish the full Base Rent. Thereafter, for each of such years, the Base Rent, after calculation of the 1% increase, shall be reduced (“Limited Annual Reduction”) by $40,000 per year for each such year (Base Rent — Limited Annual Reduction = Adjusted Base Rent). This Adjusted Base Rent shall be payable in equal annual installments and shall be effective solely for the lease years October 13, 2002 — October 12, 2003; October 13, 2003 October 12, 2004; October 13, 2004 — October 12, 2005.

Based upon the foregoing, Base Rent subject to the Limited Annual Reduction to achieve the Adjusted Base Rent shall be calculated as follows:

                                 Base Rental/Monthly             Less Annual Base           Adjusted Base/Rental
        Lease Year                   Installments               Rental Adjustment           Monthly Installments
--------------------------- ------------------------------- ------------------------- --------------------------------
10/13/02-10/12/03           $387,642.08/$32,303.51          ($40,000)                 $347,642.08/$28,970.12
10/13/03-10/12/04           $391,518.50/$32,626.54          ($40,000)                 $351,518.50/$29,293.21
10/10/04-10/12/05           $395,433.69/$32,952.81          ($40,000)                 $355,433.69/$29,619.47
10/13/05                    $399,388.03/$33,282.35          NONE                      NOT APPLICABLE

Commencing October 13, 2005, the Lessee shall pay the Lessor $399,388.03 per year as Base Rent for the Premises, in equal monthly installments of $33,282.35. For the remaining term of this Lease, such Base Rent shall increase one (1%) percent annually on the anniversary of the effective date of this Lease as set forth in paragraph 1.2.

        5.        Consideration for Amendment. Clarion sought the reduction of Base Rent provided for herein from Landlord. As consideration therefor, and as an inducement to enter into this Amendment, Clarion has agreed that in addition to its other obligations under the Lease which shall continue unaffected by this Amendment, Clarion will issue to Landlord on April 13, 2003, April 13, 2004 and April 13, 2005, respectively, the number of shares of common stock of Clarion Technologies, Inc. that has an aggregate value of $20,000. The market value of a share shall be equal to the average price of the Clarion common stock as quoted in the OTC Pink Sheets for the thirty (30) days preceding the respective issuance date. The shares of stock to be issued will not be registered under the Securities Act of 1933, as amended (the “Act”), or registered under any state securities law and will be “restricted securities” as that term is defined in Rule 144 under the Act. The Landlord represents that it is an “accredited investor” as defined in Regulation D under the Act.

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Executed as of October 13, 2002.

LANDLORD: COUGAR DEVELOPMENT, LLC		CLARION: CLARION TECHNOLOGIES, INC.
By:	/s/ James A. Dykema James A. Dykema for Developers, Inc. Its: Member	By:	/s/ William Beckman William Beckman Its: President

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